Bullion Monarch Mining Board Adds Independent Director to Board

St. George, Utah – January 3,2011 - Bullion Monarch Mining Inc. (OTCQB:BULM), a precious metals royalty and resource development company, today announced that in anticipation of Bullion Monarch Mining’s TSX application, the Company has appointed Mr. Nate Bryson to its Board of Directors.

Mr. Bryson has more than 10 years of business financial, operational, and legal experience. Mr. Bryson is currently CEO, CFO and General Counsel for Optini, LLC a cloud based web augmentation company. He holds an MBA in business finance from USC’s Marshall School of Business as well as a Juris Doctorate from Pepperdine University Law School. Mr. Bryson will serve as an independent Board member with financial and legal expertise.

Further, current board member Mr. Larry Anderson PHD will be moving from the Bullion Monarch Mining Board of Directors to serve on the EnShale board. Mr. Anderson, will continue as a consultant for Bullion Monarch Mining and its oil-shale technology subsidiary, EnShale Inc.

"In preparation for our listing on the Toronto Stock Exchange, and as Bullion Monarch Mining expands into new markets, we have committed to adding key personnel to strengthen our company," said R. Don Morris, Chief Executive Officer. "In addition, I am very pleased that Dr. Anderson will continue with EnShale Inc., as his ideas and knowledge are vital to our Company."

About Bullion Monarch Mining

Bullion Monarch Mining Inc. is a publicly traded (OTC:BULM (FRA:BMJ)) gold-focused royalty company with additional interests in oil-shale technology. The Company is engaged in a continual review of opportunities to create growth through developing new royalties or participating interests by financing mine development or exploration. The majority of current royalty revenues are derived from a high-quality claim block located in Northeastern Nevada’s Carlin Trend. Bullion Monarch’s portfolio provides for direct leverage to commodity prices as well as the exploration potential of world-class ore deposits. Visit the Company website at www.bullionmm.com for more information.

Investor Relations Contact

Joseph Morris

info@bullionmm.com

(801)426-8111

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995.

Certain statements contained in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained in this report contains “forward-looking statements’ which can be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “should”, “up to”, “approximately”, “seem”, “likely”, or “anticipates” or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statements was made. Investors should carefully consider the preceding information as well as information contained in the Company’s Form 10 Registration Statement before making any investment in the shares of the Company. Neither Bullion Monarch Mining Inc. nor its subsidiaries, undertake any obligation to update any forward-looking statements contained in this press release. Historical results referred to before current QA/QC and sample security protocols were adopted should not be relied upon as to what potential resources exist on the property. This press release is for informational purposes only and is not and should not be construed as an offer to solicit, buy or sell any security.